Exhibit 10.3
JEFFER MANGELS BUTLER & MITCHELL LLP
MICHAEL A. GOLD (Bar No. 90667)
ELIZABETH A. CULLEY (Bar No. 258250)
1900 Avenue of the Stars, Seventh Floor
Los Angeles, California 90067-4308
Telephone:  (310) 203-8080
Facsimile:     (310) 203-0567
Attorneys for Plaintiff
AMERICAN CAPITAL MANAGEMENT, LLC
SUPERIOR COURT OF THE STATE OF CALIFORNIA
FOR THE COUNTY OF LOS ANGELES

American Capital Management, LLC	CASE NO. BC447588

Plaintiff,	Assigned For All Purposes To:
Hon. Susan Bryant-Deason
v.
ORDER APPROVING STIPULATION FOR SETTLEMENT OF CLAIMS
Converted Organics Inc. and Converted Organics of Woodbridge, LLC and Does 1-10 Inclusive, Defendants.	Date: October 18, 2010 Time: 8:30 am Dept: 52

Complaint Filed: October 15, 2010
Trial Date: None Set
     The Joint Ex Parte Application For Court Order Approving Stipulation for Settlement of Claims (“Application”), jointly filed by Plaintiff American Capital Management, LLC (“Plaintiff”) and Defendants Converted Organics, Inc. (“COIN”) and Converted Organics of Woodbridge, LLC (“Subsidiary”), came on for hearing on October 18, 2010 at 8:30 a.m. in Department 52 of the above-entitled court, the Honorable Susan Bryant-Deason, Judge presiding.
     The Court, having reviewed the Application, having been presented with a Stipulation for

Settlement of Claims (the “Stipulation”), a copy of which is attached as Exhibit K to the Application, and after a hearing upon the fairness, adequacy and reasonableness of the terms and conditions of the issuance of shares of the common stock of COIN (the “Common Stock”) to Plaintiff in exchange for the extinguishment of the claims set forth in the Stipulation,
     IT IS THEREFORE ORDERED AS FOLLOWS:
     1. The Stipulation is approved in its entirety;
     2. In full and final settlement of Plaintiff’s claims against COIN and Subsidiary in the total amount of $11,254,749.90 (the “Claims”), which Claims Plaintiff purchased from third-party creditors of COIN, Airside, Inc. (“Airside”), Armistead Mechanical, Inc. (“Armistead”), Hatzel & Buehler, Inc. (“Hatzel”), Recycling Technology Development, LLC (“Recycling Technology”), and SNC-Lavalin Project Services, Inc. (“SNC”) (collectively “Creditors”), pursuant to Claims Purchase Agreements between Plaintiff and Creditors, dated October 6, 2010 and October 14, 2010 (the “Claims Purchase Agreements”), and which Claims comprise the principal, interest, fees, and other costs, plus additional interest that will accrue through the date of the Order, COIN will, in accordance with Paragraph 3 below, issue and deliver, in total, to Plaintiff that amount of validly issued, fully paid and non-assessable shares of Common Stock which equals (i) the aggregate amount of the Claims plus the amount of Plaintiff’s legal fees (which includes a fixed fee), expenses and costs incurred through the date of the Order, divided by (ii) the consolidated closing bid price of the Common Stock on the trading day immediately prior to the date of the entry of the Order approving the Stipulation of Settlement (the “Settlement Shares”).
     3. No later than 9:30 a.m. (New York time) on the business day immediately following the date of this Order, COIN shall (i) issue irrevocable instructions to its transfer agent and any subsequent transfer agent, in the form attached to the Stipulation as Exhibit M (the “Irrevocable Transfer Agent Instructions”), to issue and credit Settlement Shares to Plaintiff’s balance accounts at DTC in such amounts as specified from time to time by Plaintiff in each

Issuance Instructions, in the form attached to the Stipulation as Exhibit L (the “Issuance Instructions”), and (ii) cause its counsel to issue a legal opinion to COIN’s transfer agent that the Settlement Shares may be issued without any restrictive or other legend. COIN shall only issue Settlement Shares to Plaintiff upon receipt of Issuance Instructions from Plaintiff. COIN shall immediately upon each receipt of Issuance Instructions, whether via facsimile or otherwise, from Plaintiff issue the number of Settlement Shares specified in such Issuance Instructions (which specified number is subject to the Maximum Percentage limitation set forth below) to Plaintiff and credit such specified number of Settlement Shares to Plaintiff’s balance account with The Depository Trust Company through its Deposit/Withdrawal at Custodian system, without any restriction on transfer or resale and without any restrictive or other legend.
     4. Notwithstanding anything to the contrary contained in this Stipulation, the Plaintiff may not deliver Issuance Instructions at any particular time to the extent (but only to the extent) that the Plaintiff or any of its affiliates would as of such time beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock. No prior inability to deliver Issuance Instructions pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination. The Maximum Percentage limitation contained in this paragraph and any other similar beneficial ownership limitation contained in any other instrument held by Plaintiff or any of its affiliates that is convertible or exercisable into Common Stock shall be coordinated so that the aggregate beneficial ownership of Plaintiff (together with its affiliates) does not exceed the Maximum Percentage limitation. In connection therewith, issuances hereunder shall take precedence over issuances of any shares of Common Stock issuable to Plaintiff or any of its affiliates under any other instrument held by Plaintiff or any of its affiliates containing similar beneficial ownership limitations that is convertible or exercisable into Common Stock. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the

“Exchange Act”), and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The holders of Common Stock shall be third party beneficiaries of this paragraph and neither Plaintiff nor COIN may waive this paragraph without the consent of holders of a majority of the Common Stock. For any reason at any time, upon the written or oral request of the Plaintiff, COIN shall within one (1) business day confirm orally and in writing to the Plaintiff the number of shares of Common Stock then outstanding.
     5. For so long as Plaintiff holds any Settlement Shares, neither Plaintiff nor any of its affiliates will, or will seek to, influence control of COIN. The provisions of this paragraph 5 may not be modified or waived without further order of the Court.
     6. COIN shall, on or before 8:30 a.m., New York time, on the first (1st) business day after the issuance of this Order (i) issue a press release (the “Press Release”) disclosing all the material terms of the transactions contemplated hereby and (ii) file a Current Report on Form 8 K describing all the material terms of the transactions contemplated hereby in the form required by the Exchange Act and attaching all the material documents related hereto (including all attachments, the “8 K Filing”). From and after the issuance of the Press Release, COIN shall have disclosed all material, non-public information relating to the matters contemplated hereby and Plaintiff shall have no material, non-public information relating to COIN or any of its subsidiaries. In the event of a breach of any of the foregoing covenants by COIN, in addition to any other remedy available to Plaintiff, the Plaintiff shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such the matters contemplated hereby without the prior approval by COIN, any of its subsidiaries, or any of its or their respective officers, directors, employees or agents. The Plaintiff shall not have any liability to COIN, any of its subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents, for any such disclosure.
     7. This Order ends, finally and forever (i) any claims to payment or compensation of any kind or nature which Plaintiff had, now has, or may assert in the future against Defendants arising out of the Claims, and (ii) any claims, including without limitation for offset or counterclaim, which COIN or Subsidiary had, now has, or may assert in the future against Plaintiff arising out of the Claims. In this regard, and subject to compliance with this Order, effective upon the execution of this Order, each party herby releases and forever discharges the other party, including each of the other party’s employees, officers, directors, affiliates and attorneys, from any and all claims, demands, obligations (fiduciary or otherwise), and causes of action, whether known or unknown, suspected or unsuspected, arising out of, connected with, or incidental to the Claims. Each party further waives, with respect to the matters released herein, any and all rights and benefits conferred upon it by the provisions of California Civil Code Section 1542 and any similar law of any state or territory of the United States.
     8. This action is hereby dismissed with prejudice, provided that the court shall retain jurisdiction with regard to the Claims to enforce the terms of the Stipulation and this Order.
     9. The Stipulation and this Order may be enforced by any party to the Stipulation by a motion under California Code of Civil Procedure section 664.6, or by any procedure permitted by law in the Superior Court of Los Angeles County. Pursuant to the Stipulation, each party thereto further waives a statement of decision, and the right to appeal from this Order after entry. COIN further waives any defense based on the rule against splitting causes of action. Except as expressly provided in Paragraph 2 above, each party shall bear its own attorneys’ fees, expenses and costs with regard to the Stipulation and this Order.
     IT IS SO ORDERED.

DATED:	By:
JUDGE OF THE SUPERIOR COURT